EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces $17 Million Sale of Assets for Its VCSEL-Based Product Lines

Albuquerque, New Mexico, March 28, 2012 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets, announced today that it had entered into a definitive agreement, subject to closing conditions, to sell certain assets and transfer certain obligations of its Vertical Cavity Surface Emitting Lasers (VCSEL)-based product lines to Sumitomo Electric Device Innovations USA, Inc. (SEDU). The consideration for this sale will be $17 million in cash, subject to closing adjustments.

The assets to be sold include fixed assets, inventory and intellectual property for the VCSEL-based product lines within EMCORE's fiber optics business unit. These product lines include VCSEL and photodiode components, parallel optical transceiver modules, and active optical cables. EMCORE will retain its Telecom and Broadband fiber optics products that include its market leading tunable lasers, tunable XFPs, Cable TV modules and transmitters, FTTx transceivers, Indium Phosphide (InP)-based lasers, photodiodes, and modulators, video transport and specialty photonics products. The sale of the VCSEL product line allows EMCORE to focus its fiber optics product portfolio in areas of strong product differentiation. In fiscal year 2011, the VCSEL-based product lines contributed approximately 5% of EMCORE's overall revenue.

Furthermore, this sale of the VCSEL-based product lines is expected to simplify EMCORE's operating structure, reduce fixed costs, and improve market focus. EMCORE's core competencies in compound semiconductor-based products and performance capabilities remain the cornerstones of its Fiber Optics business, addressing high-speed fiber optic transmission for telecom, broadband, and military and defense applications.

“The decision to sell the VCSEL-based product lines is strategic and market driven,” stated Dr. Hong Hou, EMCORE's Chief Executive Officer. “Our product and technology portfolio is strongly aligned to support current and future requirements in tunable, coherent high-speed transmission systems and next-generation broadband architectures. The proceeds from the transaction significantly improve our balance sheet and the sale is expected to reduce the time to reaching profitability. Along with the improved operating model, the transaction will benefit our customers as we focus our investment in telecom, broadband and specialty photonics products to remain industry leaders in those respective product lines in our fiber optic business segment.”

The transaction is expected to close shortly after securing regulatory approval by the Committee on Foreign Investment in the United States (“CFIUS”).

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optics, satellite and solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premise (FTTP), as well as specialty photonics technologies for defense and homeland security applications. EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

About Sumitomo Electric Device Innovations USA, Inc., (SEDU)
Sumitomo Electric Device Innovations USA, Inc., (SEDU), a subsidiary of Sumitomo Electric Inc, is a leading provider of optical components and modules to the telecom, CATV, broadband, and data communications markets. SEDU offers a comprehensive array of transceivers, transmitters, receivers, lasers, photodiodes, and passive components. SEDU also provides a comprehensive line of RF high power wireless solutions. SEDU focuses on the Americas market, while drawing on the well-established global presence of Sumitomo to achieve integrated support to customer facilities throughout the world. http://www.sei-device.com.

Forward-looking statements:
This release contains forward−looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward−looking statements regarding the asset sale transaction contemplated by the Company's master purchase agreement with SEDU, the possibility of obtaining regulatory approvals for that transaction and the Company's future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward−looking statements, including, without limitation, risks relating to the likelihood of obtaining regulatory and other approvals necessary to consummate the asset sale transaction with SEDU,   risks related to our ability to profitably grow our company, and other risks detailed in our filings with the SEC, including those detailed in EMCORE's Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE's subsequent filings with the SEC, all of which are available at the SEC's website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward−looking information contained in this release or with respect to the announcements described herein.

Contact:
EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com